Exhibit 10.1

Execution Version

CONTRIBUTION, CONVEYANCE AND ASSUMPTION

AGREEMENT

By and Among

PENNTEX MIDSTREAM PARTNERS, LP

PENNTEX MIDSTREAM PARTNERS, LLC

PENNTEX NORTH LOUISIANA, LLC

PENNTEX NLA HOLDINGS, LLC

MRD WHR LA MIDSTREAM LLC

AND

PENNTEX MIDSTREAM OPERATING, LLC

Dated as of June 9, 2015

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement, dated as of June 9, 2015 (as amended or supplemented from time to time, this “Agreement”), is by and among PennTex Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), PennTex Midstream Partners, LLC, a Delaware limited liability company (“PennTex Development”), PennTex North Louisiana, LLC, a Delaware limited liability company (“PennTex Operating”), PennTex NLA Holdings, LLC, a Delaware limited liability company (“NLA Holdings”), MRD WHR LA Midstream LLC, a Delaware limited liability company (“MRD WHR”), and PennTex Midstream Operating, LLC, a Delaware limited liability company (“Midstream Operating”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings assigned to such terms in Article I.

RECITALS

WHEREAS, PennTex Development and PennTex Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), have formed the Partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (as in effect, from time to time, the “Delaware LP Act”), for the purpose of engaging in any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act.

WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, each of the following actions have been taken prior to the date hereof:

1.	PennTex Development formed the General Partner under the terms of the Delaware Limited Liability Company Act, and contributed to the General Partner $1,000 in exchange for 100% of the limited liability company interests in the General Partner.

2.	PennTex Development and the General Partner formed the Partnership under the terms of the Delaware LP Act and contributed $2,000 and $0 to the Partnership, respectively, in exchange for a 100% limited partner interest (the “Initial LP Interest”) and a noneconomic general partner interest, respectively, in the Partnership.

3.	The Partnership formed Midstream Operating. The Partnership contributed $1,000 to Midstream Operating in exchange for 100% of the limited liability company interests in Midstream Operating.

4.	PennTex Development conveyed a 7.5% interest in the General Partner to MRD WHR in exchange for $75.

5.

PennTex Operating contributed certain of the Contributed Assets to each of PennTex North Louisiana Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of PennTex Operating (“NLA Operating”), and

PennTex North Louisiana Operating 2, LLC, a Delaware limited liability company and wholly owned subsidiary of PennTex Operating (“NLA Operating 2”), in each case as a capital contribution.

6.	Pursuant to that certain Agreement and Plan of Merger dated as of May 1, 2015, by and among PennTex Operating, NLA Operating and NLA Operating 2, each of NLA Operating and NLA Operating 2 merged with and into PennTex Operating, with PennTex Operating surviving such merger.

7.	The Partnership entered into a $275 million revolving credit agreement (the “Partnership Credit Agreement”).

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the following transactions will occur at the times specified hereinafter:

1.	NLA Holdings and MRD WHR will convey their respective limited liability company interests in PennTex Operating to the Partnership (collectively, the “Contributed Interest”), in exchange for (a)(i) with respect to NLA Holdings, 4,414,063 common units representing limited partner interests in the Partnership (the “Common Units”), (ii) 12,500,000 subordinated units representing limited partner interests in the Partnership (the “Subordinated Units”) and (iii) the right to receive $98,571,322.46 in proceeds from the Initial Public Offering, in part as a reimbursement for certain capital expenditures incurred by NLA Holdings with respect to the development of the Contributed Assets (collectively, the “NLA Holdings Consideration”), and (b)(i) with respect to MRD WHR, 2,648,437 Common Units, (ii) 7,500,000 Subordinated Units and (iii) the right to receive $55,182,296.40 in proceeds from the Initial Public Offering, in part as a reimbursement for certain capital expenditures incurred by MRD WHR with respect to the development of the Contributed Assets (collectively, the “MRD WHR Consideration”).

2.	The Partnership will issue 92.5% and 7.5% of the IDRs to PennTex Development and MRD WHR, respectively.

3.	The public, through the Underwriters, will contribute $225,000,000 ($210,937,500 net to the Partnership after deducting the Underwriters’ discount of $12,937,500 and the Structuring Fee) in exchange for 11,250,000 Common Units, representing an approximate 28.1% limited partner interest in the Partnership.

4.	The Partnership will (a) pay estimated transaction expenses of $4,291,803, excluding the Underwriters’ discount of $12,937,500 and the Structuring Fee, (b) distribute $98,571,322.46 to NLA Holdings and $55,182,296.40 to MRD WHR in respect of their respective rights to receive proceeds from the Initial Public Offering as described above, (c) repay approximately $30.7 million in outstanding borrowings under PennTex Operating’s existing credit facility and (d) retain $22,176,677.72 to fund a portion of the capital expenditures incurred in connection with the construction of the Partnership’s initial assets.

5.	The Partnership will convey its 100% limited liability company interest in PennTex Operating to Midstream Operating as a capital contribution.

6.	NLA Holdings will distribute the NLA Holdings Consideration to PennTex Development.

7.	The Partnership Credit Agreement will become effective.

8.	The Partnership will redeem the Initial LP Interest from PennTex Development and will refund PennTex Development’s initial contribution of $2,000, as well as any interest or other profit that may have resulted from the investment or other use of such initial capital contribution to PennTex Development, in proportion to such initial contribution. After considering the advice of advisors and evaluating the Partnership’s assets and liabilities, the General Partner, as general partner of the Partnership, has determined that, after making the foregoing redemption payments, the assets of the Partnership will exceed the liabilities of the Partnership, as required by Section 17-607 of the Delaware LP Act.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Agreement referred to below:

“Agreement” has the meaning assigned to such term in the preamble.

“Common Units” has the meaning assigned to such term in the recitals.

“Contributed Assets” means certain gathering pipelines, transportation pipelines, processing facilities, treating assets, compressor stations, pump stations, metering stations, vehicles, related equipment, offices, real estate, gathering, processing, transportation and other contracts and other assets described in the Registration Statement owned by PennTex Operating or any of its Subsidiaries as of the date hereof.

“Contributed Interest” has the meaning assigned to such term in the recitals.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” has the meaning set forth in Section 4.1.

“Covered Litigation Matters” has the meaning set forth in Section 4.3(b).

“Covered Property Losses” has the meaning set forth in Section 4.2.

“Delaware LP Act” has the meaning assigned to such term in the recitals.

“Effective Date” means the date hereof.

“Environmental Deductible” has the meaning set forth in Section 4.7(a).

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to (a) pollution or protection of human health, natural resources, wildlife and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time, and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of any hazardous wastes.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“General Partner” has the meaning assigned to such term in the recitals.

“Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including friable asbestos and lead containing paints or coatings, radioactive materials, and polychlorinated biphenyls, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons, solely to the extent regulated under applicable Environmental Laws.

“IDRs” means the Incentive Distribution Rights described in the Partnership Agreement.

“Indemnified Party” means any applicable Partnership Group Member, NLA Holdings or MRD WHR, as the case may be, in such entity’s capacity as the party entitled to indemnification in accordance with Article IV.

“Indemnifying Party” means either the Partnership, NLA Holdings or MRD WHR, as the case may be, in such entity’s capacity as the party from which indemnification may be sought in accordance with Article IV.

“Initial LP Interest” has the meaning assigned to such term in the recitals.

“Initial Public Offering” has the meaning assigned to such term in the Partnership Agreement.

“Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees, and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.

“Litigation Deductible” has the meaning set forth in Section 4.7(b).

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Midstream Operating” has the meaning assigned to such term in the recitals.

“MRD WHR” has the meaning assigned to such term in the preamble.

“MRD WHR Consideration” has the meaning assigned to such term in the recitals.

“NLA Holdings” has the meaning assigned to such term in the preamble.

“NLA Holdings Consideration” has the meaning assigned to such term in the recitals.

“NLA Operating” has the meaning assigned to such term in the recitals.

“NLA Operating 2” has the meaning assigned to such term in the recitals.

“Over-Allotment Option” means the option granted by the Partnership to the Underwriters to purchase up to 1,687,500 additional Common Units from the Partnership to cover over-allotments, if any, in the Initial Public Offering.

“Partnership” has the meaning assigned to such term in the preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of PennTex Midstream Partners, LP, dated as of June 9, 2015, as amended and restated from time to time.

“Partnership Credit Agreement” has the meaning assigned to such term in the recitals.

“Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity. For the avoidance of doubt, for purposes of this Agreement, “Partnership Group” shall include PennTex Operating and any of its Subsidiaries.

“Partnership Group Member” means any member of the Partnership Group.

“Party” and “Parties” has the meaning assigned to such term in the preamble.

“PennTex Development” has the meaning assigned to such term in the preamble.

“PennTex Operating” has the meaning assigned to such term in the preamble.

“PennTex Operating LLC Agreement” has the meaning set forth in Section 2.1.

“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

“Property Deductible” has the meaning set forth in Section 4.7(b).

“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are required by and in accordance with applicable Law and are consistent with the higher of (a) the standards generally followed by reputable owners and operators of natural gas and natural gas liquids pipelines and processing plants in the United States and (b) the standards applied or followed by PennTex Operating or its Subsidiaries as owners or operators of such assets, or by the Partnership Group as owners or operators of such assets.

“Registration Statement” means the Partnership’s Registration Statement on Form S-1 filed with the Commission (Registration No. 333-199020), as amended and effective on the Effective Date.

“Retained Assets” means all assets owned by either NLA Holdings or MRD WHR, if any, other than each such Party’s respective portion of the Contributed Interests.

“Structuring Fee” means a fee for certain advisory services equal to $1,125,000 pursuant to the Structuring Fee Letter by and among Citigroup Global Markets Inc., Barclays Capital Inc. and the Partnership, payable to Citigroup Global Markets Inc. and Barclays Capital Inc. For the purposes of Article III, “Structuring Fee” shall mean an aggregate fee equal to 0.50% of the gross proceeds from the exercise in whole or in part of the Over-Allotment Option.

“Subordinated Units” has the meaning such term in the recitals.

“Subsidiary” has the meaning ascribed to that term in the Partnership Agreement.

“Tax” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

“Underwriters” means those underwriters listed in Schedule I of the Underwriting Agreement.

“Underwriting Agreement” means the underwriting agreement by and among PennTex Development, PennTex Operating, Midstream Operating, the Partnership and the General Partner and Citigroup Global Markets Inc., Barclays Capital Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the Underwriters, dated June 3, 2015.

ARTICLE II

CONTRIBUTION, CONVEYANCE, ACKNOWLEDGEMENTS AND DISTRIBUTIONS

Unless otherwise indicated, the following shall be completed on the Effective Date:

Section 2.1 NLA Holdings and MRD WHR Conveyance of Contributed Interest to Partnership. Notwithstanding anything in the Limited Liability Company Agreement of PennTex North Louisiana, LLC, dated as of March 17, 2014 (as amended from time to time, the “PennTex Operating LLC Agreement”), to the contrary, NLA Holdings and MRD WHR hereby grant, contribute, bargain, convey, assign, transfer, set over and deliver to the Partnership, its successors and its assigns, for its and their own use forever, all right, title and interest in and to the Contributed Interest, free and clear of all liens, encumbrances, security interests, charges or other claims, in exchange for (a) with respect to NLA Holdings, the NLA Holdings Consideration, and (b) with respect to MRD WHR, the MRD WHR Consideration. The Partnership hereby accepts the Contributed Interest. Notwithstanding anything in the PennTex Operating LLC Agreement to the contrary, pursuant to this conveyance, (i) the Partnership is hereby admitted as the sole member of PennTex Operating, and agrees that it is bound by the PennTex Operating LLC Agreement, (ii) each of NLA Holdings and MRD WHR hereby ceases to be a member of PennTex Operating immediately following the Partnership’s admission as described in clause (i), and (iii) PennTex Operating hereby continues without dissolution with the Partnership as the sole member.

Section 2.2 Partnership Conveyance of Contributed Interest to Midstream Operating. Notwithstanding any provisions of the PennTex Operating LLC Agreement to the contrary, the Partnership hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to Midstream Operating, its successors and its assigns, for its and their own use forever, all right, title and interest in and to the Contributed Interest, as a capital contribution, free and clear of all liens, encumbrances, security interests, charges or other claims. Midstream Operating hereby accepts the Contributed Interest as a capital contribution. Notwithstanding anything in the PennTex Operating LLC Agreement to the contrary, pursuant to this conveyance, (a) Midstream Operating is hereby admitted as a member of PennTex Operating and agrees that it is bound by the PennTex Operating LLC Agreement, (b) the Partnership hereby ceases to be a member of PennTex Operating immediately following Midstream Operating’s admission as described in clause (a), and (c) PennTex Operating hereby continues without dissolution with Midstream Operating as the sole member.

Section 2.3 Public Cash Contribution. The Parties acknowledge that, in connection with the Initial Public Offering, public investors, through the Underwriters, have made a capital contribution to the Partnership of approximately $225,000,000 in cash ($210,937,500 net to the Partnership after deducting the underwriting discounts and commissions of $12,937,500 and the Structuring Fee) in exchange for 11,250,000 Common Units, representing a 28.1% limited partner interest in the Partnership.

Section 2.4 Payment of Transaction Expenses and Distribution of Proceeds by the Partnership. The Parties acknowledge the payment by the Partnership, in connection with the closing of the Initial Public Offering, of (a) transaction expenses incurred by the Partnership or PennTex Development in the amount of approximately $4.3 million and (b) $98,571,322.46 to NLA Holdings and $55,182,296.40 to MRD WHR, respectively, in part as a reimbursement of certain capital expenditures incurred by such entity with respect to the Contributed Assets.

Section 2.5 Effectiveness of the Partnership Credit Agreement. The Parties acknowledge that the Partnership Credit Agreement will become effective upon the completion of the Initial Public Offering.

Section 2.6 Redemption of the Initial LP Interest from the Partnership and Return of Initial Capital Contribution. The Partnership hereby redeems the Initial LP Interest held by PennTex Development and hereby refunds and distributes to PennTex Development the initial contribution, in the amount of $2,000, made by PennTex Development in connection with the formation of the Partnership, along with 100% of any interest or other profit that resulted from the investment or other use of such initial contribution.

ARTICLE III

ADDITIONAL TRANSACTIONS

To the extent that the Underwriters exercise the Over-Allotment Option, the Underwriters will contribute additional cash (less the amount of underwriting discounts and commissions and the applicable Structuring Fee) to the Partnership in exchange for the number of Common Units subject to such exercise on the basis of the Initial Public Offering price per Common Unit set forth in the final prospectus included in the Registration Statement. The Partnership shall then distribute the additional cash as follows: 62.5% to PennTex Development and 37.5% to MRD WHR. If any Common Units subject to the Over-Allotment Option are not purchased by the Underwriters, then upon the expiration of the Over-Allotment Option, the Partnership shall issue those remaining Common Units on a deferred basis as follows: 62.5% to PennTex Development and 37.5% to MRD WHR.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Environmental Indemnification.

(a)	Subject to Section 4.1(b), NLA Holdings shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of the following (collectively, “Covered Environmental Losses”):

(i)	any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the Contributed Assets or the Contributed Interest;

(ii)	any event, condition or matter associated with or arising from the ownership or operation of the Contributed Assets or Contributed Interest (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Contributed Assets or the disposal or release of Hazardous Substances generated by operation of the Contributed Assets at non-Contributed Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work; and

(iii)	any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring before or after the Effective Date.

(b)	With respect to any discrete violation under Section 4.1(a)(i) or any discrete event, condition or matter included under Section 4.1(a)(ii), NLA Holdings will be obligated to indemnify the Partnership Group only if and to the extent that:

(i)	such violation, event, condition or matter occurred before the Effective Date under then-applicable Environmental Laws; and

(ii)	either (A) such violation, event, condition or matter is set forth on Schedule I attached hereto or (B) NLA Holdings is notified in writing of such violation, event, condition or matter prior to the first anniversary of the Effective Date.

For the avoidance of doubt, nothing in this Section 4.1(b) shall apply to the indemnification obligations of NLA Holdings under Section 4.1(a)(iii).

(c)	The Partnership Group shall indemnify, defend and hold harmless NLA Holdings from and against any Losses suffered or incurred by NLA Holdings, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)	any violation of Environmental Laws associated with or arising from the ownership or operation of the Contributed Assets or Contributed Interest; and

(ii)	any event, condition or matter associated with or arising from the ownership or operation of the Contributed Assets or Contributed Interest (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Contributed Assets or the disposal or release of Hazardous Substances generated by operation of the Contributed Assets at non-Contributed Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

and regardless of whether such violation under Section 4.1(c)(i) or such event, condition or matter included under Section 4.1(c)(ii) occurred before or after the Effective Date, in each case, to the extent that any of the foregoing do not constitute Covered Environmental Losses for which the Partnership Group is entitled to indemnification from NLA Holdings under this Article IV.

Section 4.2 Right of Way and Real Property Indemnification. NLA Holdings shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of the following (collectively, “Covered Property Losses”):

(a)	the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any of the Contributed Assets are located or proposed to be located as of the Effective Date and described in the Registration Statement, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Contributed Assets in substantially the same manner that the Contributed Assets are intended by NLA Holdings and the Partnership Group to be used and operated as described in the Registration Statement;

(b)	the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow any pipelines constituting part of the Contributed Assets to cross the roads, waterways, railroads and other areas upon which any such pipeline is located or proposed to be located as of the Effective Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Contributed Assets in substantially the same manner that the Contributed Assets are intended by NLA Holdings and the Partnership Group to be used and operated as described in the Registration Statement; and

(c)	the cost of curing any condition set forth in Section 4.2(a) or Section 4.2(b) that does not allow the Contributed Assets to be operated in accordance with Prudent Industry Practice;

in each case to the extent that NLA Holdings is notified in writing of any of the foregoing prior to the second anniversary of the Effective Date.

Section 4.3 Additional Indemnification by NLA Holdings. In addition to and not in limitation of the indemnification provided under Section 4.1(a), Section 4.2 and Section 4.4, NLA Holdings shall indemnify, defend, and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of any of the following:

(a)	events and conditions associated with the operation of the Contributed Assets or Contributed Interest and occurring before the Effective Date (other than Covered Environmental Losses, which are provided for under Section 4.1, Covered Property Losses, which are provided for under Section 4.2, and current liabilities incurred in the ordinary course of business that have been accrued but not paid prior to the Effective Date), to the extent that NLA Holdings is notified in writing of any such Loss prior to the second anniversary of the Effective Date;

(b)	any litigation matters attributable to the ownership or operation of the Contributed Assets or the Contributed Interest prior to the Effective Date, including any currently pending legal actions against NLA Holdings or PennTex Operating set forth on Schedule II attached hereto (“Covered Litigation Matters”);

(c)	the failure of any Partnership Group Member to have on the Effective Date any consent, license, permit or approval necessary to allow such Partnership Group Member to own or operate the Contributed Assets or Contributed Interest in substantially the same manner described in the Registration Statement; and

(d)	all federal, state and local Tax liabilities attributable to the operation of the Contributed Assets or the Contributed Interest prior to the Effective Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law).

Section 4.4 Additional Indemnification by NLA Holdings and MRD WHR. In addition to and not in limitation of the indemnification provided under Section 4.1(a), Section 4.2 and Section 4.4, each of NLA Holdings and MRD WHR, severally and not jointly, shall indemnify, defend, and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of any of the following:

(a)	(i) the consummation of the transactions contemplated by this Agreement or (ii) events and conditions associated with the ownership of the Contributed Assets or Contributed Interest and occurring before the Effective Date (other than Covered Environmental Losses, which are provided for under Section 4.1, Covered Property Losses, which are provided for under Section 4.2, and current liabilities incurred in the ordinary course of business that have been accrued but not paid prior to the Effective Date), to the extent that NLA Holdings and MRD WHR are notified in writing of any such Loss prior to the second anniversary of the Effective Date;

(b)	events and conditions associated with the Retained Assets and whether occurring before or after the Effective Date; and

(c)	all federal, state and local Tax liabilities attributable to the ownership of the Contributed Assets or the Contributed Interest prior to the Effective Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), and any such Tax liabilities of NLA Holdings or MRD WHR that may result from the consummation of the transactions contemplated by the Contribution Agreement (other than real property taxes that have been accrued but not paid prior to the Effective Date).

Section 4.5 Additional Indemnification by the Partnership Group. In addition to and not in limitation of the indemnification provided under Section 4.1(c) or the Partnership Agreement, the Partnership Group shall indemnify, defend, and hold harmless each of NLA Holdings and MRD WHR from and against any Losses suffered or incurred by NLA Holdings or MRD WHR by reason of or arising out of events and conditions associated with the ownership or operation of the Contributed Assets or Contributed Interest and occurring after the Effective Date (other than Covered Environmental Losses which are provided for under Section 4.1), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

Section 4.6 Indemnification Procedures.

(a)	The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article IV, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b)	The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article IV, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full and unconditional release of the Indemnified Party from such claim; provided, further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c)	The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of, and the pursuit of any counterclaims with respect to, any claims covered by the indemnification under this Article IV for which a request for indemnification is made, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense or counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense or counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 4.6(c). In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of, or the pursuit of any counterclaims with respect to, any claims covered by the indemnification set forth in this Article IV; provided, however, that the Indemnified Party may, at its own option, cost and expense, engage and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel engaged by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims.

(d)	In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

(e)	With respect to Covered Environmental Losses, NLA Holdings shall have the right and authority to manage any remediation required by Law, and, upon reasonable request from NLA Holdings, the Partnership will, and will cause each Partnership Group Member to, cooperate with NLA Holdings and its contractors or subcontractors to facilitate such remediation.

Section 4.7 Limitations on Indemnity Coverage.

(a)	With respect to Covered Environmental Losses under Section 4.1(a)(i) or Section 4.1(a)(ii), NLA Holdings shall not be obligated to indemnify, defend and hold harmless any Partnership Group Member until such time as the total aggregate amount of such Covered Environmental Losses exceeds $100,000 (the “Environmental Deductible”), at which time NLA Holdings shall be obligated to indemnify the Partnership Group for the excess of such Covered Environmental Losses over the Environmental Deductible; provided, however, that to the extent any cure or remediation of any environmental matter is required under Section 4.1(a)(i) or Section 4.1(a)(ii), NLA Holdings will be obligated to indemnify the Partnership Group only to the extent of any cure or remediation that is required by Law (after giving effect to the Environmental Deductible); provided, further, that the aggregate liability of NLA Holdings for all Covered Environmental Losses shall not exceed $5,000,000. For the avoidance of doubt, it is agreed that the Environmental Deductible shall not apply to any Covered Environmental Losses incurred by any Partnership Group Member related to the matters set forth on Schedule I attached hereto.

(b)	With respect to Covered Property Losses under Section 4.2 and Covered Litigation Matters under Section 4.3(b), NLA Holdings shall not be obligated to indemnify, defend and hold harmless any Partnership Group Member until such time as the total aggregate amount of (i) such Covered Property Losses exceeds $200,000 (the “Property Deductible”) and (ii) Losses incurred by the Partnership Group for such Covered Litigation Matters exceeds $200,000 (the “Litigation Deductible”), at which time NLA Holdings shall be obligated to indemnify the Partnership Group for the excess of (x) such Covered Property Losses over the Property Deductible or (y) such Losses incurred by the Partnership Group for such Covered Litigation Matters over the Litigation Deductible; provided, however, that to the extent the Partnership Group attempts to cure any matter for which it is entitled to indemnification under Section 4.2, NLA Holdings will be obligated to indemnify the Partnership Group only to the extent of any reasonably required cure (after giving effect to the Property Deductible); provided, further, that the aggregate liability of NLA Holdings for all Covered Property Losses shall not exceed $5,000,000 and for all Covered Litigation Matters shall not exceed $5,000,000. For the avoidance of doubt, it is agreed that the Litigation Deductible shall not apply to any Losses incurred by any Partnership Group Member related to the matters set forth on Schedule II attached hereto.

(c)	For the avoidance of doubt, there is no deductible with respect to the indemnification owed by any Indemnifying Party under any portion of this Article IV other than as described in this Section 4.7, and there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article IV other than as described in this Section 4.7.

ARTICLE V

FURTHER ASSURANCES

From time to time after the Effective Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (i) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (ii) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so and (iii) more fully and effectively to carry out the purposes and intent of this Agreement.

ARTICLE VI

EFFECTIVE DATE

Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article II of this Agreement shall be operative or have any effect until the Effective Date, at which time all the provisions of Article II of this Agreement shall be effective and operative in accordance with Section 7.1 without further action by any Party hereto.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Order of Completion of Transactions. The transactions provided for in Article II shall each be completed on the Effective Date in the order and sequence set forth in Article II.

Section 7.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof” and “herein” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Schedules shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules attached hereto, and all such Schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 7.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 7.4 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 7.5 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 7.6 Choice of Law. This Agreement shall be subject to and governed by the laws of the state of Delaware. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT.

Section 7.7 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provisions or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 7.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

Section 7.9 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no unwritten oral agreements between the Parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

Section 7.10 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the date first above written.

PENNTEX MIDSTREAM PARTNERS, LP

By:	PennTex Midstream GP, LLC
its general partner

	By:	/s/ Steven R. Jones
		Name:	Steven R. Jones
		Title:	Chief Financial Officer

PENNTEX MIDSTREAM PARTNERS, LLC

	By:	/s/ Steven R. Jones
		Name:	Steven R. Jones
		Title:	Chief Financial Officer

PENNTEX NORTH LOUISIANA, LLC

	By:	/s/ Steven R. Jones
		Name:	Steven R. Jones
		Title:	Chief Financial Officer

PENNTEX NLA HOLDINGS, LLC

	By:	/s/ Steven R. Jones
		Name:	Steven R. Jones
		Title:	Chief Financial Officer

MRD WHR LA MIDSTREAM LLC

	By:	/s/ Kyle N. Roane
		Name:	Kyle N. Roane
		Title:	Manager

PENNTEX MIDSTREAM OPERATING, LLC

	By:	/s/ Steven R. Jones
		Name:	Steven R. Jones
		Title:	Chief Financial Officer

Signature Page to Contribution, Conveyance and Assumption Agreement

SCHEDULE I

ENVIRONMENTAL MATTERS

None.

Schedule I

SCHEDULE II

PENDING LITIGATION

None.

Schedule II